Exhibit 11.1

Statement Re: Pro forma Earnings Per Share (Unaudited)


                                                    THREE MONTHS ENDED
                                                 March 31,        March 31,
                                                   1996             1997
                                              ------------     ------------

Net loss                                      $ (835,149)      $ (2,090,491)
                                              ===========      =============
Weighted average common shares outstanding     4,800,000          4,800,000

Stock issued within twelve months of
  initial public offering                      2,921,838          2,921,838

Pro forma conversion of amounts due to
  related parties                                700,000            700,000

Pro forma weighted average number of common
   and common equivalent shares outstanding    8,421,838          8,421,838
                                               =========          =========
Pro form net loss per share                       $(0.10)            $(0.25)
                                               =========          =========



Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock and stock options issued at prices below the initial public offering price during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents are in accordance with the treasury stock method.